EXHIBIT 99

Marine Products Corporation Reports Third Quarter 2014 Financial Results

ATLANTA, October 29, 2014 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2014. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral builds sterndrive, outboard and jet drive pleasure boats, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta WT Sportdecks, Signature Cruisers, SunCoast Sportdeck and Vortex Jet Boats. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and bay boat models.

For the quarter ended September 30, 2014, Marine Products generated net sales of $37,932,000, a 9.7 percent decrease compared to $41,989,000 in the same period of the prior year. The decrease in net sales was due to lower unit sales of our Chaparral model lines during the quarter as compared to the prior year, partially offset by increased unit sales of our Robalo models as well as increased sales of our Vortex Jet Boats, which we introduced during the first quarter of 2014. Average selling prices also declined due to changes in the model mix in several of our Chaparral models during the quarter as compared to the prior year.

Gross profit for the quarter was $6,967,000, or 18.4 percent of net sales, a 9.9 percent decrease compared to gross profit of $7,731,000, or 18.4 percent of net sales, in the same period of the prior year. Gross profit for the third quarter declined compared to the prior year due to lower net sales.

Operating profit for the quarter was $2,576,000, a decrease of 7.9 percent compared to $2,796,000 in the third quarter of last year due to lower gross profit, partially offset by lower selling, general and administrative expenses. Selling, general and administrative expenses decreased by 11.0 percent to $4,391,000 in the third quarter of 2014 compared to $4,935,000 last year due to lower warranty expenses, which vary with sales, as well as costs that vary with sales and profitability, such as incentive compensation and sales commissions. As a percentage of net sales, these expenses were approximately the same in the third quarter of 2014 and the third quarter of 2013. Interest income was $116,000 during the third quarter of 2014, an increase compared to $83,000 during the third quarter of 2013. Interest income increased during the quarter due to a higher average cash and marketable securities balance as well as higher returns on our marketable securities during the third quarter of 2014 compared to the prior year.

Net income for the quarter ended September 30, 2014 was $1,882,000, compared to net income of $2,002,000 for the third quarter of 2013, a decrease of 6.0 percent. Diluted earnings per share were $0.05 in the third quarters of both 2014 and 2013.

Net sales for the nine months ended September 30, 2014 were $133,609,000, an increase of 4.0 percent compared to the first nine months of 2013. Net income for the nine-month period was $6,873,000 or $0.18 earnings per diluted share, compared to net income of $5,386,000, or $0.15 earnings per diluted share in the prior year.

Third Quarter 2014 Earnings Press Release

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Our consolidated net sales declined during the third quarter of 2014 compared to the prior year due to a compressed retail selling season. Although retail sales improved towards the end of the season, we maintained lower production levels so that our dealers would be ready to accept our 2015 models. Unit sales of most of our Chaparral models declined during the quarter, but our Robalo model unit sales increased. Also, we continue to be pleased with the reception of our new Vortex Jet Boat. Vortex unit sales during the third quarter increased compared to the second quarter, and we continue to increase production of that new model as well as adding two larger models to the 2015 model year lineup.

“The market shares of both Chaparral and Robalo continue to grow as of the most recent reports. For the 12 months ended June 30, 2014, Chaparral increased its market share to 14.0 percent, and maintained its position as the largest U.S. sterndrive boat manufacturer. Robalo’s market share also grew within its segment to 3.1 percent for the same period. At the end of the third quarter, our dealer inventories were lower, and order backlog was higher, than at the end of the second quarter. Based on these strong indicators as well as a favorable response from our dealers during our recent annual dealer conference, we are increasing production during the fourth quarter,” said Hubbell.

Marine Products Corporation will hold a conference call today, October 29, 2014 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 430-8705 or (719) 325-2463 and using the conference ID #2692838. A replay of the conference call will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and jet drive pleasure boats, and Robalo sport fishing boats and continues to diversify its product lines through product innovation and is prepared to consider strategic acquisition targets. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Third Quarter 2014 Earnings Press Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, statements related to our plans to increase production during the fourth quarter and introduce two larger jet boats during the 2015 model year, and our preparedness to capitalize on opportunities to increase market share and generate superior financial performance to build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2013.

For information contact:

BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

Third Quarter 2014 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter				Nine Months
	2014	2013	% BETTER (WORSE)		2014	2013	% BETTER (WORSE)
Net Sales	$37,932	$41,989	(9.7	) %	$133,609	$128,507	4.0%
Cost of Goods Sold	30,965	34,258	9.6		108,372	106,349	(1.9)
Gross Profit	6,967	7,731	(9.9)		25,237	22,158	13.9
Selling, General and Administrative Expenses	4,391	4,935	11.0		15,768	15,408	(2.3)
Operating Profit	2,576	2,796	(7.9)		9,469	6,750	40.3
Interest Income	116	83	39.8		359	410	(12.4)
Income Before Income Taxes	2,692	2,879	(6.5)		9,828	7,160	37.3
Income Tax Provision	810	877	7.6		2,955	1,774	(66.6)
Net Income	$1,882	$2,002	(6.0	) %	$6,873	$5,386	27.6%

EARNINGS PER SHARE
Basic	$0.05	$0.05	0.0%		$0.19	$0.15	26.7%
Diluted	$0.05	$0.05	0.0%		$0.18	$0.15	20.0%

AVERAGE SHARES OUTSTANDING
Basic	36,904	36,827			36,950	36,779
Diluted	37,190	37,180			37,236	37,058

Third Quarter 2014 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2014	2013
ASSETS
Cash and cash equivalents	$5,296	$5,854
Marketable securities	12,024	5,281
Accounts receivable, net	3,515	3,972
Inventories	24,573	27,587
Income taxes receivable	332	-
Deferred income taxes	1,374	1,426
Prepaid expenses and other current assets	1,644	1,567
Total current assets	48,758	45,687
Property, plant and equipment, net	11,052	11,169
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	32,492	32,726
Deferred income taxes	3,347	3,630
Other assets	8,495	7,004
Total assets	$107,917	$103,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$5,939	$7,286
Accrued expenses and other liabilities	10,369	9,818
Total current liabilities	16,308	17,104
Long-term pension liabilities	6,518	6,421
Other long-term liabilities	83	87
Total liabilities	22,909	23,612
Common stock	3,817	3,809
Capital in excess of par value	3,638	3,127
Retained earnings	78,381	75,083
Accumulated other comprehensive loss	(828)	(1,642)
Total stockholders’ equity	85,008	80,377
Total liabilities and stockholders’ equity	$107,917	$103,989